As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-277732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3

Registration Statement No. 333- 277732

UNDER

THE SECURITIES ACT OF 1933

MONEYLION INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-0849243
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

249-245 West 17th Street, Floor 4

New York, NY 10011Tel: (212) 300-9865

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rick Correia

President, Chief Financial Officer and Treasurer

249-245 West 17th Street, Floor 4

New York, NY 10011

Tel: (212) 300-9865

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Byron B. Rooney
Lee Hochbaum
Darren M. Schweiger
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Tel: (212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-277732) (the “Registration Statement”), originally filed by MoneyLion Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on March 7, 2024, as amended on May 7, 2024, originally registering the issuance by the Company of up to (i) $50,000,000 of certain securities to be sold by the Company and (ii) the issuance by the Company of up to 583,333 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issuable by the Company upon the exercise of certain warrants and up to 270,000 shares of Class A Common Stock issuable by the Company upon the exercise of certain private placement warrants.

On June 14, 2024, the Company filed a post-effective amendment to Form S-3 to the Registration Statement.

On December 10, 2024, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gen Digital Inc., a Delaware corporation (“Parent”), and Maverick Group Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing that, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the consummation of the transactions in connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of April, 2025.

MONEYLION INC.

By:	/s/ Richard Correia
Name:	Richard Correia
Title:	President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.